                                                Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President,
Chief Administrative Officer, and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
March 10, 2017
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL 2016 FISCAL YEAR RESULTS AND ANNOUNCES ANNUAL MEETING DATE
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal year and quarter ended January 28, 2017.
Overview of Preliminary, Unaudited Results
Results for the fourth fiscal quarter of 2016 compared to the fourth fiscal quarter of 2015 included:

•	Net loss increased $23.2 million to $(45.8) million from $(22.6) million, as the Company recorded $16.2 million of previously-announced store closing charges

•	Earnings per share decreased $1.02 to $(2.02) loss per share from $(1.00) loss per share

•	Comparable store sales decreased 4.1%

•	Adjusted EBITDA decreased $10.1 million to $(9.0) million loss from $1.1 million income

Results for the 2016 fiscal year compared to the 2015 fiscal year included:

•
Net loss increased $104.6 million to $(131.9) million from $(27.3) million, as the Company recorded a $75.6 million non-cash valuation allowance on its deferred tax assets and $17.7 million of previously-announced store closing charges

•	Earnings per share decreased $4.61 to $(5.81) loss per share from $(1.20) loss per share

•	Comparable store sales decreased 4.4%

•	Adjusted EBITDA decreased $27.9 million to $(18.5) million loss from $9.4 million income

•	Short-term borrowings decreased $41.5 million to $26.8 million at year-end 2016 compared to $68.3 million at year-end 2015.

Will Powell, Chief Executive Officer and President, said, “While we were disappointed with our performance in the fourth quarter, we made measurable progress on key strategic initiatives that we believe will improve profitability and strengthen the Company’s long-term outlook."
Store Activity: We continue to take proactive steps to make the best use of capital and reduce costs. In the fourth quarter of 2016, we closed 109 locations (98 Hometown; 11 Outlet). For the full fiscal year we closed 160 store locations (149 Hometown stores and 11 Outlet stores). The closings resulted in one-time charges of $16.2 million and $17.7 million for the fourth quarter and full year 2016, respectively. The $17.7 million full year 2016 charges include $8.5 million for lease terminations and future rent obligations, $7.2 million for inventory markdowns and write-offs, $0.6 million for writeoffs and impairment of fixed assets, and $1.4 million for other store-closing costs. The net proceeds of liquidating inventory in these closed stores during the fourth quarter of 2016 was approximately $25 million. The 2016 store closings unfavorably impacted our full year Adjusted EBITDA by $11.3 million, excluding the one-time charges described above, and will benefit our 2017 performance.
New Hometown stores in trade areas where Sears Holdings Corporation has closed a full-line department store continue to perform well. In 2016 we opened 19 Hometown stores and will continue to selectively identify new trade-area opportunities in 2017. We opened one new Outlet store in 2016 and do not plan additional openings in 2017.
Hometown Transactional Websites: We completed major system and customer enhancements on our websites in the fourth quarter following the launch of three new transactional websites for our Hometown segment at the end of the third quarter of 2016. These improvements included the ability to apply for the Sears credit card online with instant approval and use at check-out. In the first quarter of 2017 we began a test of free delivery and free shipping offers and within the first quarter we plan to complete additional enhancements that we believe will foster a seamless on-line leasing experience for our customers.

Lease-to-Own Program: In the fourth quarter we increased our emphasis on our lease-to-own program and grew leasing sales and leasing penetration as a ratio of total sales. In 2016, leasing sales grew by 20.5% and we also executed a new contract with our lease-to-own services provider. We anticipate this new contract will provide an incremental margin benefit to us in 2017 through more favorable contract terms and higher lease-to-own sales. Program revenue grew 59.2% in the month of January 2017, and this relatively new program is rapidly increasing its share of our total sales.
America’s Appliance Experts: Our AAE stores continue to outperform our non-AAE stores in home appliance and total comparable store sales. We have converted 482 stores to the AAE format since the launch of the program in 2015. Since launch dealer-format AAE stores have outperformed non-AAE stores in home appliance comparable stores sales by 346 basis points and in total-store comparable store sales by 190 basis points. We intend to convert 150-200 additional stores to the AAE format in fiscal 2017.
Outlet Sourcing: In order to materially improve margins in Outlet, we have made progress in our previously announced sourcing initiative to reduce the product costs of out-of-box home appliances. Contracts with several major suppliers have been completed with additional contracts anticipated to be completed in the first quarter of 2017. These reductions in product costs should enable us to sell out-of-box appliances at higher margin rates compared to the lower margin rates we experienced in 2016 that resulted from prior sourcing contracts and aggressive new-in-box appliance pricing across the industry.
IT Transformation and Operational Independence: We continued to make progress with our IT transformation initiative. This should give us greater strategic and operating flexibility including improving our ability to assort and price merchandise and source products directly from vendors. In 2016, we (1) launched our Hometown transactional websites, (2) transitioned human resources, payroll, and select finance functionalities, (3) paid commissions directly to our dealers and franchisees, and (4) are now able to purchase directly via electronic data interchange with 56 of our suppliers.
Selling and administrative expenses included $6.0 million and $3.3 million of IT transformation costs for the fourth quarters of 2016 and 2015, respectively. IT transformation expenses totaled $15.0 million and $10.9 million in 2016 and 2015, respectively. In 2017, we expect IT transformation expenses to be approximately $20 million and we do not expect further significant investments after 2017.
We had previously indicated that we expected store deployment of point-of-sale systems and the other major components of our IT transformation project to be generally complete by the second quarter of 2017. Our current expectation is that we will substantially complete the systems migration by the end of the third quarter of 2017.
Borrowings and Cash Flow: At the end of 2016, outstanding borrowings on our Senior ABL Facility were $26.8 million compared to $68.3 million at the end of 2015. Unused borrowing capacity was $180.1 million and $176.0 million at the end of 2016 and 2015, respectively. By the end of the fourth quarter of 2016, we had ended our agreement with Sears Holdings whereby SHO paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for a 37-basis-point cash discount. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company in 2016. For that reason we re-instituted the accelerated terms in early February 2017, which we expect will increase our Senior ABL Facility borrowings by approximately $30-40 million but will result in a similar financial benefit for us in 2017. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.
Segment Performance Highlights
Consolidated comparable store sales were down 4.1% in the fourth quarter of 2016. The lawn and garden category posted positive comps in both Outlet and Hometown.

•
Hometown posted a comparable store sales decline of 4.3% in the fourth quarter of 2016. Home appliances and lawn and garden outperformed the average with tools and mattresses under-performing to the average. In the home appliance category we continued to see an increase in unit sales (up 1.4%), but sales were impacted by average ticket erosion of 4.5% in the category due to the competitive promotional pricing in the market. The average unit price decline contributed 401 basis points to the overall comparable store sales decline in home appliances. Hometown gross margin in the fourth quarter of 2016 includes $13.6 million of store-closing costs, which unfavorably impacted the gross margin rate by 403 basis points.

•
Outlet comparable store sales declined 3.6% in the fourth quarter of 2016. Home appliances, lawn and garden, and tools outperformed the average while mattresses, furniture, and apparel underperformed to the average as we continue to de-emphasize the apparel category. We expect to sell our current Outlet furniture inventory by the end of the first quarter of 2017 after which we expect to fully implement our new program with Ashley Furniture Industries that should result in better customer-focused assortments, profitability, and cash flow. Outlet gross margin in the fourth quarter of 2016 includes $1.0 million of store-closing costs, which unfavorably impacted the gross margin rate by 66 basis points.
Fourth Quarter Results
Net sales in the fourth quarter of 2016 decreased $49.4 million, or 9.2%, to $488.9 million from the fourth quarter of 2015. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 4.1% decrease in comparable store sales.

Gross margin was $82.4 million, or 16.9% of net sales, in the fourth quarter of 2016 compared to $119.0 million, or 22.1% of net sales, in the fourth quarter of 2015. The decrease in gross margin rate was primarily driven by $14.6 million of closing store costs, lower margin on merchandise sales, and higher occupancy costs due to more Company-operated locations. The total impact of the store-closing costs and occupancy costs reduced gross margin 684 basis points in the fourth quarter of 2016 compared to a reduction of 288 basis points in the fourth quarter of 2015.

Selling and administrative expenses decreased to $112.8 million, or 23.1% of net sales, in the fourth quarter of 2016 from $146.1 million, or 27.1% of net sales, in the prior-year comparable quarter. The decrease was primarily due to: (1) a $24.9 million charge in the fourth quarter of 2015 related to the write-off of, and additional reserves taken on, franchisee notes receivables, (2) lower expenses due to stores closed (net of new store openings), (3) lower commissions paid to dealers and franchisees on lower sales volume, and (4) converting some dealer and franchisee locations to Company-operated stores in 2016 which results in some costs previously recorded as selling and administrative expenses to be recorded as a reduction to gross margin. The Company recorded $1.0 million of store closing selling and administrative expenses in the fourth quarter of 2016.

We recorded operating losses of $43.5 million and $35.3 million in the fourth quarters of 2016 and 2015, respectively. The increase in operating loss was primarily due to $16.2 million of store closing charges, lower volume and a lower gross margin rate partially offset by a decrease in selling and administrative expenses.

Fourth Quarter Net Loss
We recorded a net loss of $45.8 million for the fourth quarter of 2016 compared to a net loss of $22.6 million for the prior-year comparable quarter. The increase in our net loss was primarily attributable to a higher operating loss, including store-closing costs, and an increase in income tax expense. Income tax expense was $0.8 million, or 1.9%, in the fourth quarter of 2016, compared to a benefit of $13.0 million, or 36.4% in the fourth quarter of 2015.

Full Year Results
Net sales for the 2016 fiscal year decreased $217.7 million, or 9.5%, to $2.1 billion from the 2015 fiscal year. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 4.4% decrease in comparable store sales. Comparable store sales were down 4.2% and 4.9% in Hometown and Outlet, respectively. The home appliances and tools categories both outperformed the average comparable store sales while lawn and garden and mattresses underperformed to the average.

Gross margin was $408.7 million, or 19.7% of net sales, for the full year 2016 compared to $518.5 million, or 22.7% of net sales, for the full year 2015. The decrease in gross margin rate was primarily driven by higher occupancy costs due to more Company-operated locations, lower margin on merchandise sales, $16.1 million of store-closing costs, and $8.5 million higher shrink resulting from $4.6 million physical inventory charges in Outlet in the first three quarters of 2016 and $4.7 million of physical inventory gains in Hometown in the first three quarters of 2015. The total impact of occupancy costs, store-closing costs, and shrink reduced gross margin 490 basis points for the full year 2016 compared to a reduction of 274 basis points for the full year 2015.

Selling and administrative expenses decreased to $458.8 million, or 22.2% of net sales, for the full year 2016 from $546.1 million, or 23.9% of net sales, for the full year 2015. The decrease was primarily due to: (1) lower commissions paid to dealers and franchisees on lower sales volume, (2) converting some dealer and franchisee locations to Company-operated stores in 2016, which resulted in some costs previously recorded as selling and administrative expenses to be recorded as a reduction to gross margin, (3) lower expenses being recorded for stores closed (net of new store openings) since the second quarter of 2015, and (4) a $25.4 million charge in 2015 related to the write-off of, and additional reserves taken on, franchisee notes receivables. The Company recorded $1.0 million of store closing selling and administrative expenses for the full year 2016.

During the second quarter of 2016, we completed the sale of an owned property located in San Leandro, California. Net proceeds from the sale were $26.1 million, and we recorded a gain on the sale of $25.3 million.

We recorded an operating loss of $47.7 million and $42.2 million for the full years 2016 and 2015, respectively. The increase in operating loss was primarily due to lower volume, a lower gross margin rate, $17.7 million of store closing charges, and higher depreciation and amortization, partially offset by a decrease in selling and administrative expenses and a gain on the sale of assets.

Full Year Net Loss
We recorded a net loss of $131.9 million for the full year 2016 compared to a net loss of $27.3 million for the full year 2015. The increase in our net loss was primarily attributable to a higher operating loss, including store-closing costs, and an increase in income tax expense. Income tax expense of $81.5 million, comprised primarily of $75.6 million non-cash valuation allowance on our deferred tax assets in 2016, and a benefit of $15.2 million in 2015.

Financial Position

We had cash and cash equivalents of $14.1 million as of January 28, 2017, and $18.2 million as of January 30, 2016. Unused borrowing capacity as of January 28, 2017 under the Senior ABL Facility was $180.1 million with $26.8 million drawn and $6.0 million of letters of credit outstanding. For the full year 2016 we funded ongoing operations with cash on hand, proceeds from asset sales, and cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, our IT transformation and capital expenditures and for general corporate purposes.

Total merchandise inventories were $373.8 million at January 29, 2017 and $434.8 million at January 30, 2016. Merchandise inventories declined $52.9 million and $8.1 million in Hometown and Outlet, respectively. The decrease in Hometown was primarily due to store closures. Outlet's decrease was primarily due to a reduction of new, in-box home appliances and store closures.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change	13 Weeks Ended		52 Weeks Ended
In Thousands	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net loss	$(45,794)	$(22,605)	$(131,919)	$(27,261)
Income tax expense (benefit)	833	(12,955)	81,491	(15,152)
Other income	(342)	(622)	(1,490)	(2,585)
Interest expense	1,771	844	4,263	2,826
Operating loss	(43,532)	(35,338)	(47,655)	(42,172)
Depreciation and amortization	13,076	8,250	22,814	14,546
Gain on the sale of assets	66	—	(25,203)	—
Severance and executive transition costs		—	—	1,066
Initial franchise revenues net of (recoveries of) provision for losses	(171)	24,940	(552)	25,086
IT transformation investments	5,989	3,268	14,974	10,860
Closed store expense	15,606		17,101
Adjusted EBITDA	$(8,966)	$1,120	$(18,521)	$9,386
Information Regarding 2017 Annual Meeting of Stockholders

We intend to hold our 2017 Annual Meeting of Stockholders on May 24, 2017. Our Board of Directors has fixed April 4, 2017 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. We intend to begin mailing our notice of Internet availability of proxy materials and related items for the Annual Meeting on or about April 11, 2017.

Amendment to Amended and Restated Merchandising Agreement

The Company, Sears Holdings, and Stanley Black & Decker, Inc. have entered into an Amendment to Amended and Restated Merchandising Agreement dated as of March 8, 2017. See the Company's Current Report on Form 8-K filed March 9, 2017 (File No. 001-35641).
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of our agreements with Sears Holdings); our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of out-of-box products could decline; our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation initiative in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended October 29, 2016, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and in our other filings with the

Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of January 28, 2017, we or our independent dealers and independent franchisees operated a total of 1,020 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Preliminary and subject to change	13 Weeks Ended		52 Weeks Ended
Thousands, except per share amounts	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
NET SALES	$488,892	$538,266	$2,070,056	$2,287,788
COSTS AND EXPENSES
Cost of sales and occupancy	406,454	419,265	1,661,314	1,769,286
Selling and administrative	112,828	146,089	458,786	546,128
Depreciation and amortization	13,076	8,250	22,814	14,546
Loss (gain) on the sale of assets	66	—	(25,203)	—
Total costs and expenses	532,424	573,604	2,117,711	2,329,960
Operating loss	(43,532)	(35,338)	(47,655)	(42,172)
Interest expense	(1,771)	(844)	(4,263)	(2,826)
Other income	342	622	1,490	2,585
Loss before income taxes	(44,961)	(35,560)	(50,428)	(42,413)
Income tax (expense) benefit	(833)	12,955	(81,491)	15,152
NET LOSS	$(45,794)	$(22,605)	$(131,919)	$(27,261)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(2.02)	$(1.00)	$(5.81)	$(1.20)
Diluted:	(2.02)	(1.00)	(5.81)	(1.20)

Basic weighted average common shares outstanding	22,691	22,666	22,691	22,666
Diluted weighted average common shares outstanding	22,691	22,666	22,691	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

 Preliminary and subject to change

Thousands	January 28, 2017	January 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,104	$18,244
Accounts and franchisee receivables, net	14,548	11,753
Merchandise inventories	373,815	434,846
Prepaid expenses and other current assets	7,870	22,176
Total current assets	410,337	487,019
PROPERTY AND EQUIPMENT, net	40,935	49,315
INTANGIBLE ASSETS, net	1,527	4,377
LONG-TERM DEFERRED TAXES	—	79,141
OTHER ASSETS, net	17,227	13,981
TOTAL ASSETS	$470,026	$633,833
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$26,800	$68,300
Payable to Sears Holdings Corporation	80,724	54,126
Accounts payable	20,953	39,762
Other current liabilities	68,877	66,466
Total current liabilities	197,354	228,654
OTHER LONG-TERM LIABILITIES	1,973	2,670
TOTAL LIABILITIES	199,327	231,324
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	$227	$227
Authorized shares: 400,000
Issued and outstanding shares: 22,716, 22,722, and 22,736, and respectively
Capital in excess of par value	$555,481	555,372
Accumulated deficit	$(285,009)	$(153,090)
TOTAL STOCKHOLDERS' EQUITY	270,699	402,509
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$470,026	$633,833

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

 Preliminary and subject to change

Hometown
	13 Weeks Ended		52 Weeks Ended
Thousands, except for number of stores	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$336,831	$379,029	$1,439,563	$1,630,276
Comparable store sales %	(4.3)%	0.7%	(4.2)%	(0.1)%
Cost of sales and occupancy	277,055	291,629	1,145,678	1,262,215
Gross margin dollars	59,776	87,400	293,885	368,061
Margin rate	17.7%	23.1%	20.4%	22.6%
Selling and administrative	77,746	96,142	318,589	378,141
Selling and administrative expense as a percentage of net sales	23.1%	25.4%	22.1%	23.2%
Depreciation and amortization	6,153	3,097	10,568	5,568
Loss (gain) on sale of assets	69	—	69	—
Total costs and expenses	361,023	390,868	1,474,904	1,645,924
Operating loss	$(24,192)	$(11,839)	$(35,341)	$(15,648)
Total Hometown stores			871	1,001

Outlet
	13 Weeks Ended		52 Weeks Ended
Thousands, except for number of stores	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$152,061	$159,237	$630,493	$657,512
Comparable store sales %	(3.6)%	(3.4)%	(4.9)%	(4.1)%
Cost of sales and occupancy	129,399	127,636	515,636	507,071
Gross margin dollars	22,662	31,601	114,857	150,441
Margin rate	14.9%	19.8%	18.2%	22.9%
Selling and administrative	35,082	49,947	140,197	167,987
Selling and administrative expense as a percentage of net sales	23.1%	31.4%	22.2%	25.5%
Depreciation and amortization	6,923	5,153	12,246	8,978
Loss (gain) on sale of assets	(3)	—	(25,272)	—
Total costs and expenses	171,401	182,736	642,807	684,036
Operating loss	$(19,340)	$(23,499)	$(12,314)	$(26,524)
Total Outlet stores			149	159